Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)*

ZoomInfo Technologies Inc.
(Name of Issuer)

Class A Common Stock, par value $0.01
(Title of Class of Securities)

98980F104
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP No. 98980F104		Page 2 of 21

1	NAMES OF REPORTING PERSONS
22C Magellan Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

SCHEDULE 13G
CUSIP No. 98980F104		Page 3 of 21
1	NAMES OF REPORTING PERSONS
22C Capital I-A, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13G
CUSIP No. 98980F104		Page 4 of 21
1	NAMES OF REPORTING PERSONS
22C DiscoverOrg Investors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 5 of 21
1	NAMES OF REPORTING PERSONS
22C Capital I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 6 of 21
1	NAMES OF REPORTING PERSONS
22C DiscoverOrg MM, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 7 of 21
1	NAMES OF REPORTING PERSONS
22C DiscoverOrg Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
825,723

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
825,723

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
825,723

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 8 of 21
1	NAMES OF REPORTING PERSONS
22C Capital GP I, L.L.C

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 9 of 21
1	NAMES OF REPORTING PERSONS
22C Capital GP I MM LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 10 of 21
1	NAMES OF REPORTING PERSONS
Eric J Edell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
825,723

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
825,723

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
825,723

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 11 of 21
1	NAMES OF REPORTING PERSONS
FiveW DiscoverOrg LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

SCHEDULE 13G
CUSIP No. 98980F104		Page 12 of 21
1	NAMES OF REPORTING PERSONS
FiveW Capital LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 13 of 21
1	NAMES OF REPORTING PERSONS
David Randall Winn

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,543,757

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,543,757

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,543,757

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

\

SCHEDULE 13G
CUSIP No. 98980F104		Page 14 of 21
ITEM 1.(a)	Name of Issuer:

ZoomInfo Technologies Inc. (the “Issuer”)

ITEM 1. (b)	Address of Issuer’s Principal Executive Offices:

805 Broadway Street, Suite 900, Vancouver, Washington 98660.

ITEM 2.(a-c)	Name of Person Filing:

This Schedule 13G is being filed jointly by the following (collectively, the “Reporting Persons”):

i.	22C Magellan Holdings LLC, a Delaware limited liability company,
ii.	22C Capital I-A, L.P., a Delaware limited partnership,
iii.	22C DiscoverOrg Investors, LLC, a Delaware limited liability company,
iv.	22C Capital I, L.P., a Delaware limited partnership,
v.	22C DiscoverOrg MM, LLC, a Delaware limited liability company,
vi.	22C DiscoverOrg Advisors, LLC, a Delaware limited liability company,
vii.	22C Capital GP I, L.L.C., a Delaware limited liability company,
viii.	22C Capital GP I MM LLC, a Delaware limited liability company,
ix.
Eric J. Edell, a United States citizen (together with 22C DiscoverOrg Investors, LLC, 22C Capital I, L.P., 22C Capital I-A, L.P., 22C Capital GP I, L.L.C., 22C Capital GP I MM, L.L.C., 22C DiscoverOrg MM, LLC, 22C DiscoverOrg Advisors, LLC and 22C Magellan Holdings LLC, the “22C Reporting Persons”),

x.	FiveW DiscoverOrg LLC, a Delaware limited liability company,
xi.	FiveW Capital LLC, a Delaware limited liability company, and
xii.	David Randall Winn, a United States citizen (together with FiveW DiscoverOrg LLC and FiveW Capital LLC, the “FiveW Reporting Persons”).

This statement on Schedule 13G relates to Shares (as defined herein) directly or indirectly beneficially owned by the Reporting Persons.

22C DiscoverOrg Investors, LLC and 22C Capital I, L.P. are the two principal members of 22C Magellan Holdings LLC. 22C DiscoverOrg MM, LLC is the managing member of 22C DiscoverOrg Investors, LLC. 22C DiscoverOrg Advisors, LLC is the managing member of 22C DiscoverOrg MM, LLC.

22C Capital GP I, L.L.C. is the general partner of 22C Capital I, L.P. and of 22C Capital I-A, L.P. 22C Capital GP I MM LLC is the managing member of 22C Capital GP I, L.L.C.

Eric J. Edell and David Randall Winn are co-managing members of 22C DiscoverOrg Advisors, LLC and co-members of 22C Capital GP I MM LLC.  However, Mr. Winn has irrevocably waived all of his power to make voting and investment decisions with respect to the shares held by the 22C Reporting Persons, and authorized Mr. Edell to exercise voting and investment power over the shares held directly by the 22C Reporting Persons.

FiveW Capital LLC is the managing member of FiveW DiscoverOrg LLC. David Randall Winn is the managing member of FiveW Capital LLC.

The address for each of the 22C Reporting Persons is 445 Park Avenue, 13th Floor, New York, NY 10022, and the address for each of the FiveW Reporting Persons is 6495 Enclave Way, Boca Raton, Florida 33496.

ITEM 2.(d)	Title of Class of Securities:

Class A common stock, par value $0.01 per share (“Shares”).

ITEM 2.(e)	CUSIP Number:

98980F104

SCHEDULE 13G
CUSIP No. 98980F104		Page 15 of 21

ITEM 3.

Not applicable.

ITEM 4.	Ownership.

(a - c) The aggregate number of Shares and percentage of Shares beneficially owned by each of the Reporting Persons, as well as the number of Shares as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following tables:

			Voting Power		Dispositive Power
Reporting Person	No. of Shares Beneficially Owned	Percent of Class (1)	Sole	Shared	Sole	Shared
22C Magellan Holdings LLC	0	0.0%	0	0	0	0
22C Capital I-A, L.P.	0	0.0%	0	0	0	0
22C DiscoverOrg Investors, LLC	0	0.0%	0	0	0	0
22C Capital I, L.P.	0	0.0%	0	0	0	0
22C DiscoverOrg MM, LLC	0	0.0%	0	0	0	0
22C DiscoverOrg Advisors, LLC	825,723	0.2%	0	825,723	0	825,723
22C Capital GP I, L.L.C.	0	0.0%	0	0	0	0
22C Capital GP I MM LLC	0	0.0%	0	0	0	0
Erica Edell	825,723	0.2%	0	825,723	0	825,723
FiveW DiscoverOrg, LLC	0	0.0%	0	0	0	0
FiveW Capital LLC	0	0.0%	0	0	0	0
D. Randall Winn	1,543,757	0.4%	1,543,757	0	1,543,757	0

(1) These percentages are based on 375,392,534 shares of Class A Common Stock of the Issuer outstanding as of October 25, 2021, as set forth in the Issuer’s quarterly report on Form 10-Q, filed on November 1, 2021.

ITEM 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

The Reporting Persons are a party to an Irrevocable Proxy (the “Irrevocable Proxy”) dated as of June 3, 2020, by and among the TA Stockholders, the Carlyle Stockholders, the Founder Stockholders (each as defined therein, and collectively, the “Other Parties”) and 22C (as defined therein).  The Founder Stockholders initially includes DO Holdings (WA), LLC, HSKB Funds, LLC, and HSKB Funds II, LLC.  In addition, the Other Parties are party to a Stockholders Agreement (the “Stockholders Agreement”) dated as of June 3, 2020, among ZoomInfo Technologies Inc. (the “Issuer”) and the Other Parties.

By virtue of being a party to the Proxy, each of the Reporting Persons on this Schedule 13G may be deemed to be members of a “group”, as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended, with the Other Parties. The parties to the Stockholders Agreement and the Irrevocable Proxy hold, in the aggregate, more than 50% of the voting power for the election of directors of the Issuer. The share ownership reported for the Reporting Persons does not include any securities of the Issuer owned by the Other Parties, and each of the Reporting Persons disclaims beneficial ownership of the securities beneficially owned by the Other Parties.

SCHEDULE 13G
CUSIP No. 98980F104		Page 16 of 21
ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

Not applicable.

SCHEDULE 13G
CUSIP No. 98980F104		Page 17 of 21
SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

22C DiscoverOrg Advisors, LLC

By: /s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

22C DiscoverOrg Investors, LLC

By:	22C DiscoverOrg MM, LLC, its managing member
By:	22C DiscoverOrg Advisors, LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

22C Magellan Holdings LLC

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Officer with Title of Authorized Signatory

22C Capital GP I MM LLC

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

22C Capital GP I, L.L.C.

By:	22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

22C DiscoverOrg MM, LLC

By:	22C DiscoverOrg Advisors, LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

SCHEDULE 13G
CUSIP No. 98980F104		Page 18 of 21
22C Capital I-A, LP

By:	22C Capital GP I, L.L.C., its general partner
By:	22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

22C Capital I, L.P.

By: 22C Capital GP I, L.L.C., its general partner
By: 22C Capital GP I MM LLC, its managing member
By: /s/ Eric J. Edell
Name:  Eric J. Edell
Title: Member

FiveW Capital LLC

By: /s/ David Randall Winn
Name: David Randall Winn
Title: Managing Member

FiveW DiscoverOrg LLC

By: FiveW Capital LLC, its managing member
By: /s/ David Randall Winn
Name: David Randall Winn
Title: Managing Member

/s/ David Randall Winn
David Randall Winn

/s/ Eric J. Edell
Eric J. Edell

SCHEDULE 13G
CUSIP No. 98980F104		Page 19 of 21
LIST OF EXHIBITS

Exhibit No.	Description	Page

A	Joint Filing Agreement.	20

SCHEDULE 13G
CUSIP No. 98980F104		Page 20 of 21
EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of ZoomInfo Technologies Inc. dated as of February 14, 2022 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 14, 2022

22C DiscoverOrg Advisors, LLC

 By: /s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

22C DiscoverOrg Investors, LLC

By:	22C DiscoverOrg MM, LLC, its managing member
By:	22C DiscoverOrg Advisors, LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

22C Magellan Holdings LLC

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Officer with Title of Authorized Signatory

22C Capital GP I MM LLC

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

22C Capital GP I, L.L.C.

By:	22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

22C DiscoverOrg MM, LLC

By:	22C DiscoverOrg Advisors, LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

SCHEDULE 13G
CUSIP No. 98980F104		Page 21 of 21
22C Capital I-A, LP

By:          22C Capital GP I, L.L.C., its general partner

By:          22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

22C Capital I, L.P.

By: 22C Capital GP I, L.L.C., its general partner
By: 22C Capital GP I MM LLC, its managing member

By: /s/ Eric J. Edell
Name:  Eric J. Edell
Title: Member

FiveW Capital LLC

By: /s/ David Randall Winn
Name: David Randall Winn
Title: Managing Member

FiveW DiscoverOrg LLC

By: FiveW Capital LLC, its managing member
By: /s/ David Randall Winn
Name: David Randall Winn
Title: Managing Member

/s/ David Randall Winn
David Randall Winn

/s/ Eric J. Edell
Eric J. Edell